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                                                                    (Exhibit 11)
                          INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
                    (In millions, except per-share amounts)


                                                  Three Months     Six Months
                                                      Ended           Ended
                                                     June 30,        June 30,
                                                  -------------   -------------
                                                   1996    1995    1996    1995
                                                  -----   -----   -----   -----
Net earnings                                      $  99   $ 316   $ 197   $ 562
Debenture interest savings, net of taxes,
 assuming conversion of convertible
 subordinated debentures                                      2               4
                                                  -----   -----   -----   -----
Primary net earnings                                 99     318     197     566
Reduction in minority interest expense, net of
 taxes, assuming conversion of preferred
 securities of subsidiary                             *               *
                                                  -----   -----   -----   -----
Fully diluted net earnings                        $  99   $ 318   $ 197   $ 566
                                                  =====   =====   =====   =====
Earnings per common share                         $0.33   $1.25   $0.69   $2.22
                                                  =====   =====   =====   =====
Primary earnings per share                        $0.33   $1.22   $0.69   $2.18
                                                  =====   =====   =====   =====
Fully diluted earnings per share                  $0.33   $1.22   $0.69   $2.18
                                                  =====   =====   =====   =====
PRIMARY SHARES
Average shares outstanding                        299.1   253.5   284.0   253.1
Shares assumed to be repurchased using
 long-term incentive plan deferred compensation
 at average market price                           (0.7)   (0.6)   (0.7)   (0.6)
Shares assumed to be issued upon exercise of
 stock options, net of treasury buyback at
 average market price                               1.2     1.3     1.2     1.2
Shares assumed to be issued upon conversion of
 convertible subordinated debentures                        5.8             5.8
                                                  -----   -----   -----   -----
Primary shares                                    299.6   260.0   284.5   259.5
                                                  =====   =====   =====   =====

FULLY DILUTED SHARES
Average shares outstanding                        299.1   253.5   284.0   253.1
Shares assumed to be repurchased using
 long-term incentive plan deferred compensation
 at period-end market price (if higher than
 average market price)                             (0.7)   (0.6)   (0.7)   (0.6)
Shares assumed to be issued upon exercise of
 stock options, net of treasury buyback at
 period-end market price (if higher than
 average market price)                              1.2     1.8     1.2     1.8
Shares assumed to be issued upon conversion of
 preferred securities of subsidiary                   *               *
Shares assumed to be issued upon conversion of
 convertible subordinated debentures                        5.8             5.8
                                                  -----   -----   -----   -----
Fully diluted shares                              299.6   260.5   284.5   260.1
                                                  =====   =====   =====   =====

Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.

* Preferred securities of subsidiary were anti-dilutive.

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